SMITH HELMS MULLISS & MOORE, L.L.P.
                        Attorneys at Law
                         P. O. Box 31247
                 Charlotte, North Carolina 28231
                         (704) 343-2000



                          July 10, 1995


First Charter Corporation
22 Union Street North
Concord, North Carolina  28025

Re:  Registration Statement on Form S-8
     300,000 Shares of Common Stock, $5.00 Par Value
     Restricted Stock Award Program

Gentlemen:

     In connection with the possible offering and sale from time to time of up to 300,000 shares of the Common Stock, $5.00 par value per share (the "Shares"), of First Charter Corporation (the "Corporation"), upon the terms and conditions set forth in the Registration Statement on Form S-8 (the "Registration Statement"), filed on July 10, 1995 by the Corporation with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the prospectus constituting a part thereof (the "Prospectus"), we are of the opinion that when (a) the Registration Statement shall become effective and (b) the Shares have been sold upon the terms and conditions set forth in the Registration Statement and the Prospectus, the Shares will be validly authorized and legally issued, fully paid and non-assessable.

     We hereby consent (1) to be named in the Registration
Statement and in the Prospectus as attorneys who will pass upon the legality of the Shares and (2) to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement.

                              Very truly yours,

                              SMITH HELMS MULLISS & MOORE, L.L.P.


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